EXHIBIT 99.1

For Immediate Release

PARLUX RELEASES PRELIMINARY 2ND QUARTER RESULTS

FORT LAUDERDALE – October 6, 2005 – Parlux Fragrances, Inc. (NASDAQ:PARL) announced today that based upon preliminary information, the Company anticipates reporting record total revenues and fully diluted earnings per share for the quarter ended September 30, 2005.

Revenues for the quarter are expected to approximate between $39 and $40 million, compared to $22.7 million in the prior year comparable period, an increase of approximately 74%. Fully diluted earnings per share for the quarter are expected to be in the range of $.39 to $0.41 per share compared to $0.23 per share for the prior comparable quarter, an increase in the range of approximately 70%.

Commenting on the results, Ilia Lekach, Chairman and Chief Executive Officer, said, “Our Guess fragrance launch was very successful, and our Paris Hilton fragrances continue to enjoy outstanding customer demand.  We have reason to be encouraged for the remainder of this fiscal year as it will include the international roll-out of our Guess products, a new Paris Hilton fragrance (“Just Me” by Paris Hilton), Paris Hilton watches and handbags, and international distribution of our Maria Sharapova fragrance. Our Perry Ellis fragrances remain an integral part of our success and we recently finalized the development of a new and exciting fragrance (“Perry 18”) to be launched in U.S. department stores in summer 2006 to further strengthen its future.” Mr. Lekach added, “I continue to be optimistic that our previous guidance of $190 - $210 million in revenues and $2.00 – $2.20 in earnings per share will be achieved, assuming the continued acceptance of our new product launches and stable economic conditions.”

The revenue and earnings per share estimates reported above for the quarter ended September 30, 2005 are preliminary and provided merely for guidance purposes.  Final results are subject to possible adjustments as the Company completes its financial statements. The Company anticipates that it will issue final results for the quarter ended September 30, 2005 during the first week in November.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and, in addition to Paris Hilton licenses for fragrances, watches, cosmetics and handbags and other small leather accessories, holds licenses to manufacture and distribute the designer fragrance brands of Perry Ellis,  GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

The Company may periodically release forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc.

CONTACT:  Ilia Lekach 954-316-9008 Ext. 116  Frank A. Buttacavoli Ext. 117

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